EX-31 Rule 13a-14(d)/15d-14(d) Certifications.

I, Adam Trebing, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of the WFRBS Commercial Mortgage Trust 2013-C13 (the "Exchange Act periodic reports");

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

Wells Fargo Bank, National Association, as Master Servicer, National Cooperative Bank, N.A. (successor to NCB, FSB), as NCB Master Servicer, LNR Partners, LLC, as Special Servicer, National Cooperative Bank, N.A. (successor to NCB, FSB), as NCB Special Servicer, U.S. Bank National Association, as Trustee prior to October 17, 2022, U.S. Bank Trust Company, National Association, as Trustee on and after October 17, 2022, Wells Fargo Bank, National Association, as Certificate Administrator, Wells Fargo Bank, National Association, as Custodian, Trimont Real Estate Advisors, LLC (f/k/a TriMont Real Estate Advisors, Inc.), as Trust Advisor, CoreLogic Solutions, LLC, as Servicing Function Participant, PGIM Real Estate Loan Services, Inc. (formerly known as Prudential Asset Resources, Inc.), as Primary Servicer, Computershare Trust Company, National Association, as Servicing Function Participant for the Certificate Administrator, Computershare Trust Company, National Association, as Servicing Function Participant for the Custodian, Wells Fargo Bank, National Association, as Primary Servicer for the 301 South College Street Mortgage Loan, Rialto Capital Advisors, LLC, as Special Servicer for the 301 South College Street Mortgage Loan, U.S. Bank National Association, as Trustee for the 301 South College Street Mortgage Loan prior to October 17, 2022, U.S. Bank Trust Company, National Association, as Trustee for the 301 South College Street Mortgage Loan on and after October 17, 2022, Wells Fargo Bank, National Association, as Custodian for the 301 South College Street Mortgage Loan, Pentalpha Surveillance LLC, as Trust Advisor for the 301 South College Street Mortgage Loan, CoreLogic Solutions, LLC, as Servicing Function Participant for the 301 South College Street Mortgage Loan, and Computershare Trust Company, National Association, as Servicing Function Participant for the Custodian for the 301 South College Street Mortgage Loan.

Dated: March 10, 2023

/s/ Adam Trebing

Adam Trebing

President

(senior officer in charge of securitization of the depositor)